Exhibit 99.1

For Further Information Contact

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2015

RECORD FINANCIAL RESULTS

Company posts 39th consecutive quarter of improved earnings

  Revenue increased 5.4% for the quarter and 5.2% for full year
  Income before taxes rose 11.3% for the quarter and 10.8% for the full year
  Net income up 6.1% for the quarter and 10.5% for the full year
  Earnings per diluted share rose 7.1% for the quarter to $0.15 from $0.14, and up 11.1% to $0.70 from $0.63 for the full year

ATLANTA, GEORGIA, January 27, 2016: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, reported strong unaudited financial results for its fourth quarter and year ended December 31, 2015.

The Company recorded fourth quarter revenues of $362.5 million, an increase of 5.4% over the prior year’s fourth quarter revenue of $344.0 million. Income before income taxes rose 11.3% to $51.8 million compared to $46.5 million for the prior year’s fourth quarter. Rollins’ net income increased 6.1% to $31.7 million or $0.15 per diluted share for the fourth quarter ended December 31, 2015, compared to $29.9 million or $0.14 per diluted share for the same period in 2014.

For the full-year ended December 31, 2015, Rollins’ revenues rose 5.2% to $1.485 billion compared to $1.412 billion for the prior year, and income before income taxes increased 10.8% to $243.2 million compared to prior year’s $219.5 million. The Company’s net income for the year rose 10.5% to $152.1 million, or $0.70 per diluted share, compared to net income of $137.7 million, or $0.63 per diluted share for last year.

Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “We are pleased to have achieved our major financial objectives for 2015 with record revenue and profit growth across all the Company’s brands. The progress we made this past year is a reflection of the dedication of our employees and their commitment to achieve our strategic initiatives.”

Mr. Rollins, concluded, “Our culture of continued improvement is the driving force behind our enhanced customer service, sales results, productivity improvement, customer growth and financial results. We are excited about our Company’s plans for 2016 and are clearly focused on having another successful year.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, TruTech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s being excited about its plans for 2016 and focused on having another successful year. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2014.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At December 31, (unaudited)	2015	2014
ASSETS
Cash and cash equivalents	$134,574	$108,372
Trade accounts receivables, net	79,864	77,854
Financed receivables, net	13,830	12,234
Materials and supplies	12,801	14,078
Deferred income taxes, net	44,445	42,764
Other current assets	28,365	28,656
Total Current Assets	313,879	283,958
Equipment and property, net	121,356	101,669
Goodwill	249,939	255,563
Customer contracts and other intangible assets, net	138,931	133,472
Deferred income taxes, net	—	7,881
Financed receivables, long-term, net	13,636	11,787
Other assets	14,690	13,832
Total Assets	$852,431	$808,162

LIABILITIES
Accounts payable	$24,919	$22,878
Accrued insurance, current	24,874	24,204
Accrued compensation and related liabilities	73,607	74,090
Unearned revenue	96,192	94,056
Other current liabilities	33,394	37,451
Total Current Liabilities	252,986	252,679
Accrued insurance, less current portion	30,402	30,946
Accrued pension	9,735	29,558
Deferred income taxes, net	3,780	—
Long-term accrued liabilities	31,499	32,303
Total Liabilities	328,402	345,486

STOCKHOLDERS’ EQUITY
Common stock	218,553	218,283
Retained earnings and other equity	305,476	244,393
Total stockholders’ equity	524,029	462,676
Total Liabilities and Stockholders’ Equity	$852,431	$808,162

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
REVENUES
Customer services	$362,500	$343,951	$1,485,305	$1,411,566
COSTS AND EXPENSES
Cost of services provided	182,235	174,979	735,976	707,739
Depreciation and amortization	11,340	11,250	44,522	43,509
Sales, general and administrative	117,601	111,357	463,742	441,706
Gain on sale of assets, net	(449)	(54)	(1,953)	(618)
Interest income, net	(26)	(116)	(160)	(254)
	310,701	297,416	1,242,127	1,192,082
INCOME BEFORE INCOME TAXES	51,799	46,535	243,178	219,484
PROVISION FOR INCOME TAXES	20,050	16,618	91,029	81,820
NET INCOME	$31,749	$29,917	$152,149	$137,664

NET INCOME PER SHARE - BASIC AND DILUTED	$0.15	$0.14	$0.70	$0.63

Weighted average shares outstanding - basic and diluted	218,585	218,287	218,583	218,695

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Fourth Quarter and Twelve Months 2015 results on

Wednesday, January 27, 2016 at:
10:00 a.m. Eastern
9:00 a.m. Central
8:00 a.m. Mountain
7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 888-632-3384 domestic;

785-424-1675 international
at least 5 minutes before start time.

REPLAY: available through February 3, 2016

Please dial 888-203-1112/719-457-0820, Passcode: 8962426

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.com

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com